GILDER ENTERPRISES, INC.

NUMBER [ ]	INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA 100,000,000 SHARES COMMON STOCK AUTHORIZED, PAR VALUE $0.001 PER SHARE	SHARES [ ]

This
certifies
that	[NAME OF SHAREHOLDER]	CUSIP ______________
SEE REVERSE FOR
CERTAIN DEFINITIONS

Is the owner of [NUMBER OF SHARES]

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF

GILDER ENTERPRISES, INC.

transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and Bylaws of
the Corporation, as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.
WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED [DATE]

PRESIDENT	CORPORATE SEAL	SECRETARY